UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Hudson Global, Inc.
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Hudson Global Sends Letter to Stockholders

Company on Track to Deliver Profitable Growth and Board Taking

Aggressive Steps to Increase Stockholder Value

Recommends Stockholders Vote For Company’s Independent, Highly Qualified Director Nominees

NEW YORK – May 19, 2014 – Hudson Global, Inc. (Nasdaq: HSON) (“Hudson” or “the Company”), a leading global talent solutions company, today sent a letter to all stockholders in connection with its 2014 Annual Meeting of Stockholders, to be held on May 29, 2014.

The Board recommends that stockholders vote for the election of its two independent, highly qualified director nominees on the WHITE proxy card.

Included below is the full text of the letter to Hudson stockholders:

May 19, 2014

Dear Fellow Hudson Stockholder:

YOUR VOTE IS IMPORTANT – VOTE THE WHITE PROXY CARD TODAY TO SUPPORT
HUDSON’S STRONG MOMENTUM TOWARD GREATER STOCKHOLDER VALUE

You have a critical choice to make about the future of your investment in Hudson Global at our annual meeting of stockholders on May 29, 2014. Reelect Hudson’s two highly qualified and independent director nominees – Robert Dubner and Jennifer Laing – to prevent Lone Star Group from derailing the Company’s strong momentum and protect your investment. Dubner and Laing have in-depth knowledge of Hudson’s business and have been instrumental in putting Hudson on the path toward achieving sustained profitability.

GLASS LEWIS RECOMMENDS STOCKHOLDERS
NOT SUPPORT LONE STAR’S EBERWEIN

An independent proxy advisory firm, Glass Lewis & Co., recommends that stockholders NOT elect Lone Star’s Board nominee Jeffrey Eberwein. In its May 15, 2014 report, Glass Lewis said:

•	“…Mr. Eberwein lacks any significant experience within Hudson’s industry.”
•	“Specifically, we agree with the board that two seats on a board of six -- i.e. 33% representation versus 7.4% ownership -- is disproportionate…”

HUDSON IS ON TRACK TO DELIVER PROFITABLE GROWTH AND THE BOARD IS TAKING
AGGRESSIVE ACTIONS TO INCREASE STOCKHOLDER VALUE

Hudson’s Multi-Year Transformation Plan is Working

Over the last two years, the Hudson Board and management have carefully developed and implemented a transformation plan that built a new foundation for the Company and put Hudson on the path to sustained profitability. The market is validating the success of our plan and the traction we are showing in our business performance, and over the past year our stock is up 62%.

Reflecting the strong traction of the plan, Hudson’s Q1 2014 earnings results included a 57% year-over–year improvement in the Company’s adjusted EBITDA, and our core businesses showed significant gains across key markets, including in the Americas, where RPO gross margin increased by more than 50% year-over-year in the first quarter. The Board is continuing to take aggressive actions to ensure Hudson maintains its strong momentum and delivers increased stockholder value.

LONE STAR IS ATTEMPTING TO DERAIL HUDSON’S MOMENTUM
AND MISLEAD STOCKHOLDERS

Lone Star has made many exaggerated and inaccurate statements regarding their so-called “record of turnarounds.” When you study the facts, it is clear that their record is highly questionable and unimpressive.

For Crossroads and Aetrium, Eberwein + Coleman = Significant Value Destruction

For example, the stock performance of companies where Lone Star’s two Board nominees, Jeffrey Eberwein and Richard Coleman, have served together is far worse than Lone Star has portrayed in their materials. As highlighted by the below table, the formula they tout (“Eberwein + Coleman = Success”) has actually been a recipe for value destruction.

Company	Director	Joined Board	Director Status	Outcome[1]
Crossroads Systems	Eberwein	04/29/2013	On Board	(14.53)%
	Coleman	04/29/2013	On Board	(14.53)%
Aetrium	Eberwein	01/31/2013	On Board	(15.48)%[2]
	Coleman	01/31/2013	Resigned 04/23/2014	(11.94)%[3]

1 Based on the closing price on 05/16/2014

2 Close price adjusted for dividends and splits

3 Ibid

Eberwein and Coleman Have No Experience with Companies as Large and International as Hudson

As the below tables illustrate, the companies that Lone Star highlights as demonstrations of their “success” are not comparable to Hudson in terms of revenue or number of employees.

Equally concerning, Eberwein and Coleman have no experience with companies in the professional services industry, nor have they served on the board at companies of comparable international scope. Only two of the companies cited above have any international presence at all, NTS and On Track, and their overseas operations pale in comparison to Hudson’s. Turning around a company like Crossroads, with only 100 people in one country and only $20 million in revenue has no relevance to turning around a company with 1,700 people in 20 countries and $660 million in revenue.

Eberwein and Coleman Have Served on Some Boards for Only a Few Months Before Resigning

It is also very concerning that Eberwein and Coleman have a record of serving only short stints at many companies where they have been elected to the board. We believe this underscores their short-sighted and self-serving approach to directorships, and that their interests are not aligned with all Hudson stockholders.

Company	Director	Joined Board	Director Status[5]	Length of Service
Spatializer Audio Laboratories	Eberwein	11/27/2013	Resigned 04/25/2014	5 months
Reliability Inc.	Eberwein	10/01/2013	Resigned 04/25/2014	7 months
Goldfield Corp	Eberwein	05/31/2012	Not nominated for reelection 05/30/2013	12 months
Aetrium	Coleman	01/31/2013	Resigned 04/23/2014	14 months
On Track Innovations	Eberwein	12/30/2012	Resigned 03/21/2014	15 months
	Coleman	12/30/2012	Resigned 04/23/2014	16 months

4 Aetrium’s revenue based on 2012; 2013 revenues have not been reported

5 Status based on company filings with Securities and Exchange Commission

Stockholders Should Ask Eberwein and Coleman for the Truth

Eberwein and Coleman’s misleading proxy materials raise many important questions that we believe stockholders should ask them before making their decision on the future of Hudson. Those questions include:

✗	With no professional services industry experience and no experience with companies of Hudson’s size and international scope, what real value do you think you can add to the Hudson Board?

✗	Why have you repeatedly resigned from boards only after a few months of service, even before completing your full term?

✗	Why don’t you have any suggestions for operational improvements or plan of action?

✗	With such a spotty track record, why should stockholders trust that you can create more value at the Company than its current plan without derailing its momentum?

✗	Why haven’t you accepted Hudson’s offer to review and provide feedback on the Company’s strategic plan?

HUDSON’S BOARD NOMINEES ARE FAR SUPERIOR AND COMMITTED TO
EXCELLENT CORPORATE GOVERNANCE

Hudson’s Board is deeply engaged in the business, working closely with management and committed to excellent corporate governance. For example:

•	Five of the Company’s six directors are independent.

•	The Board has a strong, independent lead director in David Offensend.

•	The Directors possess a strong complement of strategic, financial, operational, technology, communication and human resources experience and all directors have served in senior positions at large, global professional services enterprises.

•	Hudson’s Board unanimously approved (and recommends that stockholders approve) eliminating the classified structure of the Board, providing for the annual election of all directors.

•	The company’s shareholder rights plan expires in Jan. 2015, and the Board is not proposing renewal at the 2014 annual meeting.

•	All the directors have bought additional Hudson shares (above their minimum ownership requirements) in the open market, underscoring their confidence in Hudson and further aligning their interests with all stockholders.

•	The Board, with the assistance of an independent advisor, has structured management compensation plans that reward performance and align management’s interests with stockholders. As independent proxy advisory firm, Glass Lewis & Co, stated in a May 15, 2014 report: “…the aggregate payments to executives – including Mr. Marquez – have been modest, in relative terms. Viewed in the aggregate, we believe this issue does not presently constitute adequate cause for material board change.”

The company’s 2014 nominees – Robert B. Dubner and Jennifer Laing – have extremely strong and relevant credentials and are important contributors to our current Board:

Robert B. Dubner

Former Board member of PwC's US Board of Partners and PwC’s Global Oversight Board

Mr. Dubner currently serves as Senior Advisor to both PricewaterhouseCoopers and Apollo Management LP. He has also served on PwC US’s Board of Partners and PwC’s Global Oversight Board. His qualifications to serve as a director include his strategic, management and operational consulting experience, and his financial and accounting background. Mr. Dubner is also a Certified Public Accountant.

Jennifer Laing

Former Chairman of the Board and CEO of Saatchi and Saatchi North America

In addition to her roles at Saatchi and Saatchi North America, she has been a director of InterContinental Hotels Group PLC since 2005 and of Premier Foods PLC since 2012. Ms. Laing’s qualifications to serve as a director include her knowledge of the company, network of relationships, international experience in branding, marketing and communications, and experience as a senior executive officer and as a director of other publicly-traded companies.

Institutional Shareholder Services Inc. (ISS), another independent proxy advisory firm, stated in a May 16, 2014 report: “…the incumbent directors appear to be well-qualified, given their executive experience, to have guided this company through the challenges of the past several years. In a research meeting with ISS, they came across as well aware of the challenges and the strategic levers.”

HUDSON’S BOARD IS DEEPLY COMMITTED AND TAKING AGGRESSIVE STEPS TO
INCREASE STOCKHOLDER VALUE

Your Board is committed to serving the best interests of all stockholders, and our independent nominees will continue to work with urgency to accelerate Hudson’s transformation and deliver sustainable profitability and stockholder value.

We urge you to vote your WHITE PROXY CARD FOR the Company’s directors today.
You may vote by telephone, by Internet, or by signing, dating and returning the enclosed white proxy card in the postage envelope provided.

Thank you for your support,

The Board of Directors

Manolo Marquez	David G. Offensend	Robert B. Dubner
John J. Haley	Jennifer Laing	Richard J. Stolz

If you have any questions or require assistance voting your proxy,

please contact the Company’s proxy solicitor:

480 Washington Blvd – 26th Floor
Jersey City, New Jersey 07310
Toll-Free (800) 261-1052
International (781) 575-2137

Forward-Looking Statements

This communication contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this communication, including statements regarding the company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, global economic fluctuations, the company's ability to execute its strategic initiatives, risks related to fluctuations in the company's operating results from quarter to quarter, the ability of clients to terminate their relationship with the company at any time, competition in the company's markets, the negative cash flows and operating losses that the company has experienced from time to time, restrictions on the company's operating flexibility due to the terms of its credit facilities, risks associated with the company's investment strategy, risks related to international operations, including foreign currency fluctuations, the company's dependence on key management personnel, the company's ability to attract and retain highly-skilled professionals, the company's ability to collect its accounts receivable, the company's ability to achieve anticipated cost savings through the company's cost reduction initiatives, the company's heavy reliance on information systems and the impact of potentially losing or failing to develop technology, risks related to providing uninterrupted service to clients, the company's exposure to employment-related claims from clients, employers and regulatory authorities and limits on related insurance coverage, the company's ability to utilize net operating loss carry-forwards, volatility of the company's stock price, the impact of government regulations, restrictions imposed by blocking arrangements, risks related to activist stockholders and risks related to limited availability under the company’s credit facilities. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

David F. Kirby

Hudson

212-351-7216

david.kirby@hudson.com

or

Drew Brown/Andrew Cole/Renée Soto

Sard Verbinnen & Co.

212-687-8080